Exhibit 10.51

INTERNATIONAL LONG-TERM ASSIGNMENT LETTER

Date: May 20, 2013

Employee: Eric Schwartz

Dear Eric,

Pursuant to our recent discussions, I would now like to confirm your forthcoming assignment in Amsterdam, The Netherlands. The detailed provisions of your compensation and benefits package are governed by Equinix’s International Long-Term Assignment and Relocation Policy, which have been discussed with you. The purpose of this letter is to specify the details relating to your assignment. This letter should be read in conjunction with the International Long-Term Assignment and Relocation Policy. In the event of any conflict between the terms of this letter and such International Long-Term Assignment and Relocation Policy, the terms of this letter shall apply. This offer is contingent upon your ability and/or the company’s to secure all necessary visas, work permits, and other mandated host-country requirements.

We anticipate your assignment will begin July 1, 2013 and will last 3 years, with a return date of June 30, 2016. This time frame may be adjusted, if necessary, in accordance with your and Equinix needs.

As an employee of Equinix (the “Company”), your position will be that of President, EMEA, reporting to Steve Smith.

Compensation and Benefits:

Your compensation and benefits package is designed to provide you with a level of income and benefits that fairly compensate you during your international assignment. To this end, we have taken into consideration the additional costs that you may reasonably anticipate as a result of living abroad.

Compensation

You will be an employee of Equinix (EMEA) B.V., paid on the Netherlands payroll under a contract of employment with Equinix (EMEA) B.V., Luttenbergweg 4, 1101 EC, Amsterdam Zuidoost, The Netherlands. Your annual base salary for this assignment will be $363,000 USD or €279,231 Euro. Salary actions, including timing and amounts of increases, will be consistent with the salary program in effect for the Company’s executive officers. Typically, while you are on assignment, your bonus eligibility will not change.

Benefits

Life insurance, business travel accident insurance, retirement plans and disability coverage will be provided under the Netherlands benefits programs, while healthcare coverage will continue to be provided by the United States under a global medical plan while on assignment. Any vacation/holiday balance you have accrued in the United States will be paid at the beginning of your new assignment, as you will no longer be on the United States payroll and benefits. While you are in the Netherlands, you accrue vacation/holiday according to the Netherlands schedule. Working hours, public holidays, and sick leave will follow policies in effect for the Netherlands.

Tax Assistance:

You will be responsible for complying with any and all applicable income tax regulations in the Netherlands and in any other countries where you are required to pay taxes. During this assignment, Equinix will pay for you to receive tax assistance from Deloitte. A representative from Deloitte will contact you prior to your departure for this assignment to arrange a meeting to discuss the impact of foreign earnings on personal income and related government and social security taxes. This meeting must take place before your final relocation travel can be authorized.

Upon your arrival in the Netherlands a representative from Deloitte will contact you to arrange a meeting to discuss the requirements for tax compliance in the US, UK and the Netherlands. It is critical that these meetings occur in order to ensure that you will receive coverage under Equinix’s Tax Equalization Policy.

As a part of Equinix’s Tax Equalization Program, Equinix has designed the policy so you should not pay any more or less income taxes than you would have paid were you to remain working in your home country. Please review the attached copy of Equinix Tax Equalization Policy for further details.

Assignment Allowances and Reimbursements:

You will be entitled to the following allowances or reimbursements to cover additional costs incurred as a result of your international assignment.

• COLA - This allowance of €1918.21 Euro per month will be reviewed periodically and may increase or decrease depending on factors current at the time of review.

• Direct Paid Housing or Housing Allowance - Reimbursement up to a maximum of €13,500 Euro per month.

• Utilities Allowance - Reimbursement up to a maximum of €500 Euro per month.

• Mail Forwarding – Equinix will reimburse the cost of forwarding personal mail to the host country.

• Home Trips - Equinix will provide 2 annual Home Leave trips per year for each of your family members. Airfare, car rental and hotel will be reimbursed.

• Automobile Assistance - If applicable, an automobile allowance will be provided in the host location.

• Dependent Schooling - Equinix will reimburse the costs for schooling per the Long Term Assignment and Relocation Policy of the employee’s dependents at the International School of Amsterdam.

• Storage of Household Goods - Equinix will cover expenses for packing of all household items which the employee wishes to store in the US and UK, and delivery to the selected mover’s warehouse and back to the employee’s residence at the end of the international assignment. All items stored will be insured at full replacement value under the contract with the moving company. If it becomes necessary to access items that are stored during the assignment (e.g., during home visits), it will be at the employee’s arrangement and expense.

• Transportation of (UK) Household Goods – Equinix will provide complete moving services, including packing, loading, shipping, and insurance of household goods to the host country and to a secondary location in the UK, if necessary.

Please notify Gina Glover, your Relocation Specialist, of any changes in family size within 30 days while you are on assignment, as these changes may affect the structuring of your allowances.

Relocation:

To defray a portion of the expenses associated with your move to the Netherlands, Equinix will pay you a one-time, lump-sum resettlement allowance equivalent to one month of your base salary, net of taxes, up to a maximum of $10,000 USD or €7,631.00 Euro, to be paid in 2013.

To assist you with specific, one-time costs associated with your relocation, Equinix will reimburse you the cost you incur to secure or renew passports. The cost to obtain visas for you and your family will be paid directly by the Company to Equinix’s Immigration provider.

Equinix will arrange and pay for the movement of your household goods from the UK to the Netherlands. Weight limits will be based on Equinix policy. Equinix will pay for up to 30 days of rental housing for you and your family upon your arrival if necessary, and up to 30 days temporary housing, if applicable.

Repatriation:

At the end of this assignment in the Netherlands Equinix will arrange and pay for the movement of your household goods to your home country, or to the location of your next Equinix assignment, if any. The limits, as applicable upon transfer to your host location, will be based on Equinix policy. Equinix will pay for up to 30 days of rental housing for you and your family upon your return, if necessary, and up to 30 days temporary housing, if applicable.

General:

Equinix personnel policies and standards of business apply to your assignment, unless a Company representative, who is authorized to make exceptions, provides a written exception. These policies may be changed from time to time as legal requirements may dictate, new practices may require, or for other reasons at the discretion of the Company.

It is Equinix’s intention that every effort will be made to assist you in finding a job upon your repatriation. While this does not constitute a job guarantee, it is clearly in Equinix’s interest to utilize your skills and experience after your assignment.

This assignment permits you the opportunity to gain valuable global business experience, as well as to perform important work for the Company. If you are in agreement with the conditions of your assignment as outlined in this letter and in the attached policies, please sign and return a copy of this letter to Anita Kriek, akriek@equinix.com. Another copy should be retained for your records.

Nothing herein is intended to create an employment contract or a promise of employment for a fixed term or for an indefinite term with Equinix, Inc.

For our part, we are delighted that you have agreed to undertake this assignment. We wish you every success in your professional capacity and hope that you will enjoy a rewarding experience living and working in the Netherlands.

Regards,

/s/ Steve Smith

Name: Steve Smith
Title: CEO, Equinix, Inc.

By accepting this assignment, you grant to Equinix management and HR, wherever they may be located, to utilize and process your personal information for purposes related to your employment at Equinix. This may include transfer of our personnel records outside of your home country. All personnel records are considered confidential and access will be limited and restricted to individuals who need to know or who will process that information. Equinix will share your personnel records as needed with third parties assisting in the administration of your international assignment.

I have read and I fully understand and accept the terms and conditions of the assignment as outlined in this letter and the attached copy of Equinix’s International Long-Term Assignment Policy, which will be subject to periodic review.

	/s/ Eric Schwartz		21/5/13
Signed		Date

Distribution:	Signed Original to: Anita Kriek
Copies To:	Eric Schwartz
Plus Relocation
Deloitte

Attachments:	Tax Equalization Agreement
Equinix’s Long Term International Assignment and Relocation Policy

INTERNATIONAL ASSIGNMENT TAX EQUALIZATION POLICY AGREEMENT

I acknowledge having read the attached Tax Equalization Policy (the “Policy”) of Equinix (“Equinix”) and understand the personal impact of the Policy. Any questions concerning this Policy with Equinix have been fully explained to my satisfaction. I accept that all interpretations under this agreement shall be controlled by the Policy of Equinix, which is included as part of this agreement.

Equinix shall have the right and privilege at any time it deems necessary and proper to amend, add, or delete provisions to and from this Policy without prior notice.

I understand and agree that all tax positions affecting income, deductions and credits outside the scope of the Policy (i.e., amounts not covered by the Policy) are the responsibility of the employee. Equinix is not liable for any taxes, penalties, or interest resulting from a successful challenge by any tax authority of any item not covered by the Policy.

In addition, I understand the employee is fully responsible for all penalties and interest charges assessed by any tax authority due to the employee’s failure to (1) provide information to Deloitte on a timely basis, (2) notify Deloitte of any significant personal income or investment transactions, or (3) cooperate with Equinix with respect to the tax equalization process.

I understand and agree that Equinix will reduce my compensation by an estimated hypothetical tax. The estimated hypothetical tax is an amount which approximates my periodic estimated tax deductions calculated with reference to compensation, benefits, deductions and credits otherwise available to me had I remained in my home-country, except as otherwise provided in this Policy. In return, Equinix will advance wages that I have not yet earned to assist with the payment of my actual home and host-country tax liabilities within the limits prescribed by the Policy. Additionally, I agree to have the highest marginal tax rate, as indicated in the US equalization policy, withheld on all Restricted Stock Unit income while on assignment.

I understand that these wage advances provided by Equinix for payment of taxes constitutes an obligation by me to Equinix, which will be reconciled with the final liabilities that are Equinix responsibility through the annual tax equalization settlement calculation. After completion of the tax equalization settlement statement for each taxable year, I agree to repay any obligation for each taxable year within thirty (30) days. If I fail to repay any obligation to Equinix within thirty (30) days after completion of the tax equalization settlement statement, then, unless Equinix and I have agreed otherwise in writing, Equinix shall have the right to:

a) Reduce any foreign assignment allowances or reimbursements due to me, and/or

b) Reduce future amounts paid to me whether as wages, salary or other compensation for services performed in light of my having received wage advances that I have not yet earned.

The total obligation will become immediately due and payable if my employment with Equinix or any of its affiliate corporations is terminated, whether voluntarily or involuntarily.

If I fail to furnish tax records in response to a request by Equinix pursuant to the Policy, or cease employment with Equinix or any of its subsidiaries for any reason before the tax records needed to complete the year-end tax equalization settlement statement under the Policy are available, then Equinix shall have the right to calculate such amounts by making reasonable assumptions of probable taxes. If an amount is owed to Equinix, Equinix shall also have the right to require immediate payment of such amount, including the right to reduce future amounts paid to me whether as wages, salary or other compensation for services performed in light of my having received wage advances that I have not yet earned, unless Equinix and I have agreed otherwise in writing.

By signing, I accept all terms and conditions of this Tax Equalization Policy Agreement. Acknowledgment and acceptance:

Employee Name: Eric Schwartz

/s/ Eric Schwartz

Distribution: Signed Original to: Anita Kriek